As filed with the Securities and Exchange Commission on March 8, 2022

Registration No. 333-205467
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 2
to
Form S-3/A Registration Statement No. 333-205467
Under
The Securities Act of 1933
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Del Taco Restaurants, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware				46-3340980
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification Number)

25521 Commercentre Drive
	Lake Forest,	California	92630
	(949)	462-9300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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John Cappasola
President and Chief Executive Officer
Del Taco Restaurants, Inc.
25521 Commercentre Drive
Lake Forest, CA 92630
Tel.: (949) 462-9300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
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Copies to:
Scott Williams, Esq.
Eric Orsic, Esq.
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606
Tel.: (312) 372-2000
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Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment”) relates to the Registration Statement on Form S-3 (File Number 333-205467) filed by Del Taco Restaurants, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2015, as amended (the “Registration Statement”), which registered for resale up to 36,443,163 shares (the “Securities”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and removes from registration all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Amendment.

On December 5, 2021, the Company entered into an Agreement and Plan of Merger among Jack in the Box Inc. (“Parent”), pursuant to which Epic Merger Sub Inc. (“Merger Sub”), which is a direct wholly owned subsidiary of Parent, would merge with and into the Company (the “Merger”), with the Company becoming a wholly owned subsidiary of Parent. The Merger became effective on March 8, 2022, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Item 17(a)(3) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration any and all of the Securities of the Company registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

In addition, on March 8, 2022, the Nasdaq Stock Market (“Nasdaq”) filed with the SEC a Notification of Removal from Listing and/or Registration on Form 25 to delist the Common Stock from Nasdaq and to deregister the Common Stock under Section 12(b) of the Exchange Act. The Company intends to file with the SEC a Certification and Notice of Termination of Registration on Form 15 requesting the termination of registration of the Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, California, on this 8th day of March, 2022.

DEL TACO RESTAURANTS, INC.

By:	/s/ Steven L. Brake
Name:	Steven L. Brake
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.